                                                                     EXHIBIT 2.1
                                                                     -----------


================================================================================

                               PURCHASE AGREEMENT

                                  by and among

                                LUIGINO'S, INC.
                                 (the "Buyer")
                                       -----

                                      and

                           HEINZ FROZEN FOOD COMPANY
                                 (the "Seller")
                                       ------


                                February 9, 2001

================================================================================

                               TABLE OF CONTENTS


                                                                                            Page
1.   Definitions..........................................................................   1

2.   Purchase and Sale of Company Shares and Inventory....................................   7

     (a)   Basic Transaction..............................................................   7
     (b)   Purchase Price.................................................................   7
     (c)   Manner of Payment of the Purchase Price........................................   7
     (d)   Calculation of Payment for Remaining Inventory.................................   8
     (e)   The Closing....................................................................   9
     (f)   Deliveries at the Closing......................................................   9

3.   Representations and Warranties Concerning the Transaction............................  10

     (a)   Representations and Warranties of the Seller...................................  10
           (i)      Organization of the Seller............................................  10
           (ii)     Authorization of Transaction..........................................  10
           (iii)    Noncontravention......................................................  10
           (iv)     Brokers' Fees.........................................................  11
           (v)      Common Stock..........................................................  11

     (b)   Representations and Warranties of the Buyer....................................  11
           (i)      Organization of the Buyer.............................................  11
           (ii)     Authorization of Transaction..........................................  11
           (iii)    Noncontravention......................................................  11
           (iv)     Brokers' Fees.........................................................  12
           (v)      Investment............................................................  12

4.   Representations and Warranties Concerning the Company and the Business...............  12

     (a)   Organization, Qualification, and Corporate Power; Books and Records............  12
     (b)   Capitalization.................................................................  12
     (c)   Noncontravention...............................................................  13
     (d)   Brokers' Fees..................................................................  13
     (e)   Title to Assets, Inventory and Business Intellectual Property..................  13
     (f)   Subsidiaries...................................................................  13
     (g)   Financial Statements; Inventories; Liabilities.................................  13
     (h)   Subsequent Events..............................................................  14
     (i)   Legal Compliance...............................................................  15
     (j)   Tax Matters....................................................................  15
     (k)   Real Property..................................................................  16
     (l)   Intellectual Property..........................................................  16
     (m)   Contracts......................................................................  17
     (n)   Powers of Attorney.............................................................  17
     (o)   Insurance......................................................................  17
     (p)   Litigation.....................................................................  18

     (q)    Employees.............................................................  18
     (r)    Employee Benefits.....................................................  18
     (s)    Environmental Matters; Permits........................................  21
     (t)    Certain Business Relationships with the Company.......................  22
     (u)    Customers and Suppliers...............................................  22
     (v)    Warranties............................................................  23
     (w)    Product Liability.....................................................  23
     (x)    Company Operations....................................................  23
     (y)    Bank Accounts.........................................................  23

5.   [Intentionally omitted]......................................................  23

6.   Post-Closing Covenants.......................................................  23

     (a)    General...............................................................  23
     (b)    Litigation Support....................................................  24
     (c)    Access to Records and Files...........................................  24
     (d)    Administration of Customer Deductions.................................  24
            (i)     Pre-Closing Trade Liabilities.................................  24
            (ii)    All Other Trade Liabilities...................................  25
            (iii)   Trade Receivables.............................................  26
            (iv)    Returns.......................................................  26
            (v)     Procedures....................................................  26
     (e)    Employee Matters......................................................  27
     (f)    Use of Brokers........................................................  27
     (g)    Seller's Trademarks...................................................  27
     (h)    Sale of Discontinued Products.........................................  27
     (i)    Consumer Affairs......................................................  27
     (j)    Release of Indemnification Claims.....................................  27
     (k)    Customer Information..................................................  27
     (l)    Audit of Financial Statements.........................................  27
     (m)    Inventory Review......................................................  28
     (n)    Database Delivery.....................................................  28

7.   [Intentionally omitted]......................................................  28

8.   Remedies for Breaches of this Agreement......................................  28

     (a)    Survival of Representations, Warranties, and Covenants................  28
     (b)    Indemnification Provisions for Benefit of the Buyer...................  28
     (c)    Indemnification Provisions for Benefit of the Seller..................  30
     (d)    Matters Involving Third Parties.......................................  30
     (e)    Determination of Adverse Consequences.................................  31
     (f)    Waiver of Environmental and Safety Claims.............................  31

9.   Cooperation on Tax Matters...................................................  31

10.  [Intentionally omitted]......................................................  32

11.  Miscellaneous................................................................  32

     (a)    Press Releases and Public Announcements...............................  32
     (b)    No Third Party Beneficiaries..........................................  32
     (c)    Entire Agreement......................................................  33
     (d)    Succession and Assignment.............................................  33
     (e)    Counterparts..........................................................  33
     (f)    Headings..............................................................  33
     (g)    Notices...............................................................  33
     (h)    Governing Law.........................................................  34
     (i)    Amendments and Waivers................................................  34
     (j)    Severability..........................................................  34
     (k)    Expenses..............................................................  34
     (l)    Construction..........................................................  35
     (m)    Incorporation of Exhibits, Annexes and Schedules......................  35
     (n)    Effectiveness.........................................................  35


                    LIST OF SCHEDULES, EXHIBITS, AND ANNEXES


Schedules
---------

Schedule 1(a)  List of Trademarks
Schedule 1(b)  Assumed Trade Liabilities
Schedule 1(c)  Inventory Cost
Schedule 1(d)  Estimated Inventory Statement
Schedule 1(e)  Officers and Key Employees Included in Knowledge Definition
Schedule 1(f)  Returned Inventory Sharing Percentages
Schedule 2     Seller's Wire Transfer Instructions


Exhibits
--------

Exhibit A      Financial Statements

Annexes
-------

Annex I        Exceptions to Representations and Warranties regarding the Seller
Annex II       Exceptions to Representations and Warranties regarding the Buyer
Annex III      Disclosure Schedule

                              PURCHASE AGREEMENT

          THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as
                                         ---------
of February 9, 2001 by and among Luigino's, Inc., a Minnesota corporation (the "Buyer"), and Heinz Frozen Food Company, a Delaware corporation (the "Seller"),
------                                                                ------
the parent company of The All American Gourmet Company, a Delaware corporation (the "Company"). The Buyer and the Seller are referred to collectively in this
      -------
Agreement as the "Parties."
                  -------

                                   RECITALS:

          WHEREAS, the Seller and the Company are engaged in the business of manufacturing, distributing, marketing and selling frozen entrees under the "Budget Gourmet" brand and its related sub-brands set forth on Schedule 1(a) (the "Business"); and
      --------

          WHEREAS, the Seller owns (i) all of the outstanding capital stock of the Company and (ii) all of the saleable finished goods inventory relating to the Business;

          WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller and the Seller will sell to the Buyer, all of such outstanding capital stock of the Company and such inventory for cash.

          NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:

1.   Definitions.
     -----------

"AAG Assets" means (i) the "The All American Gourmet Company" tradename; (ii)
 ----------
the registered or pending trademarks and common law trademarks owned by the Company and used solely in connection with the Company's business (including Value Classics, Hi Tier, Hearty and Side Dishes) as disclosed on Schedule 1(a) attached hereto.

"Accredited Investor" has the meaning set forth in Regulation D promulgated
 -------------------
under the Securities Act.

"Adverse Consequences" means all actions, suits, proceedings, hearings,
 --------------------
investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, deficiencies, interest, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses and all amounts paid in investigation, defense, or settlement of any of the foregoing.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations
 ---------
promulgated under the Securities Exchange Act.

"Applicable Rate" means the prime rate of interest published from time to time
 ---------------
in the Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks."

"Assumed Trade Liabilities" means Pre-Closing Trade Liabilities not to exceed
 -------------------------
$3.17 per case with respect to Hi Tier products and $1.63 per case with respect to Value Classics products, all of which liabilities are set forth on Schedule 1(b) attached hereto.

"Business" has the meaning set forth in the recitals above.
 --------

"Business Intellectual Property" means (i) logos, trade dress, patent licenses,
 ------------------------------
product formulas, quality specifications, process sheets, raw materials and packaging specifications, copyrights, customer lists, sales, marketing and promotional materials, market research and customer research, domain names, artwork, photography and copy relating to freestanding inserts used or prepared by the Company or the Seller, (ii) electronic databases containing customer contact information and sales history data, broker data, pricing data, inventory data and Trade Liabilities data, in each case with respect to the Business, and
(iii) any other intellectual property, and for each of clauses (i), (ii) and
(iii), only to the extent used solely in connection with the Business.

"Buyer" has the meaning set forth in the preface above.
 -----

"Buyer's Reconciliation Statement" has the meaning set forth in (S) 6(d)(i)(C)
 --------------------------------
below.

"Buyer Trade Period" has the meaning set forth in (S)6(d)(i)(C) below.
 ------------------

"Cash" means cash and cash equivalents (including marketable securities and
 ----
short term investments) calculated in accordance with GAAP.

"Closing" has the meaning set forth in (S) 2(e) below.
 -------

"Closing Date" has the meaning set forth in (S) 2(e) below.
 ------------

"Code" means the Internal Revenue Code of 1986, as amended.
 ----

"Common Stock" means any of the shares of the common stock, par value $.10, of
 ------------
the Company.

"Company" has the meaning set forth in the preface above.
 -------

"Company Shares" means all of the outstanding shares of Common Stock.
 --------------

"Co-Pack Agreement" means that certain co-pack agreement between the Buyer and
 -----------------
the Seller dated as of even date herewith.

"Cost of Production" means the price, on a per case basis, for each SKU of
 ------------------
Inventory, plus the incremental freight and storage costs for each such SKU of Inventory after the Closing Date, all as set forth on Schedule 1(c) attached hereto.

"Disclosure Schedule" has the meaning set forth in (S) 4 below.
 -------------------

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or
 ---------------------
retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA (S) 3(2).
 -----------------------------

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA (S) 3(l).
 -----------------------------

"Environmental Documents" means any document, correspondence, pleading, report,
 -----------------------
assessment, analytical result, governmental notice, license, permit or approval, or other record concerning a Hazardous Substance, compliance with Environmental Laws, a regulatory action, or third party environmental claim or other environmental subject.

"Environmental Laws" means any and all local, state, federal and foreign laws,
 ------------------
statutes, codes, ordinances, regulations, rules, consent decrees, judicial orders, administrative orders, or other requirements of law relating to health, safety, or the environment. The term Environmental Law includes, but is not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act
      ------
of 1986 ("SARA") 42 U.S.C. (S)(S) 9601-9675, the Resource Conservation and
          ----
Recovery Act of 1976 ("RCRA") 42 U.S.C. (S) 6901-6991, the Clean Water Act 33
                       ----
U.S.C. (S) 1321 et seq.; the Clean Air Act 42 U.S.C. (S)(S) 7401 et seq.; the Toxic Substances Control Act; and the Occupational Health and Safety Act of 1970, all as amended as of the Closing Date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
 -----

"Estimated Inventory Statement" means the mutually agreed upon estimated
 -----------------------------
statement of finished goods inventory attached hereto as Schedule 1(d).

"Excluded Liabilities" means all on or off balance sheet liabilities of the
 --------------------
Company and the Business arising or incurred on or before the Closing Date (including all accounts payable, accrued expenses, indebtedness for borrowed money, liabilities for Taxes, Excluded Trade Liabilities, and all other fixed or contingent, known or unknown liabilities of any kind whatsoever, other than the Assumed Trade Liabilities).

"Excluded Trade Liabilities" means all Trade Liabilities other than the Assumed
 --------------------------
Trade Liabilities.

"Final Trade Liability Date" has the meaning set forth in (S) 6(d)(i)(B) below.
 --------------------------

"Financial Statements" has the meaning set forth in (S) 4(g) below.
 --------------------

"GAAP" means United States generally accepted accounting principles, as in
 ----
effect from time to time, consistently applied.

"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act
 ---------------------
of 1976, as amended.

"Hazardous Substance(s)" shall means any petroleum or petroleum product,
 ----------------------
asbestos or any other pollutant, contaminant or waste, hazardous or toxic chemical, or any explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous substance which is regulated under any Environmental Laws.

"Hi Tier Rate Per Case" has the meaning set forth in (S) 6(d)(i)(C) below.
 ---------------------

"Indemnified Party" has the meaning set forth in (S) 8(d) below.
 -----------------

"Indemnifying Party" has the meaning set forth in (S) 8(d) below.
 ------------------

"Inventory" means all of the finished goods inventory set forth on the
 ---------
Estimated Inventory Statement, as adjusted to account for sales of finished goods inventory and the production of finished goods inventory all in the Ordinary Course of Business between the date of the Estimated Inventory Statement and the Closing Date and that relates solely to the Business, to the extent such finished goods inventory complies with (S) 4(g)(ii), is on hand as of the Closing Date and has been produced in the Ordinary Course of Business.

"Knowledge of the Seller" means (i) the actual knowledge of the Seller and
 -----------------------
the officers and key employees of the Company identified on Schedule 1(e) and
(ii) the knowledge which the Seller and such officers and key employees would reasonably be expected to have after conducting a reasonable inquiry as to the accuracy and completeness of the representation and warranty.

"Laws" means all laws (including rules, regulations, ordinances, codes, plans,
 ----
injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof).

"Liens" means any mortgages, security interests, claims, liens (including tax
 -----
and environmental liens), claims, charges, pledges, options, encumbrances, agreements, voting trusts, proxies or other arrangements, rights of third parties, restrictions, or limitations of any kind or nature whatsoever.

"Listed Customer" has the meaning set forth in (S) 4(u) below.
 ---------------

"Material Adverse Effect" and "Material Adverse Change" means any fact, event,
 -----------------------       -----------------------
or circumstance which has had or may reasonably be expected to have a material adverse effect on, or a material adverse change in, as the case may be, the results of operations, financial condition, pricing or operating margins, business, assets, liabilities, or customer, supplier, or employee relations of the Business, all taken as a whole, provided, however, that a decline in general
                                    -----------------
market conditions shall not constitute a Material Adverse Effect.

"Material Agreement(s)" means any agreement, commitment, or undertaking to which
 ---------------------
the Company, or Seller or any of Seller's Affiliates with respect to the Business, is a party (other than any agreements that relate solely to the matters that are the subject of the Co-Pack Agreement, except the agreement with Westvaco Corporation, which agreement shall be included in this definition), whether written or oral, whether material to the Business, and whether in the Ordinary Course of Business or otherwise, and specifically including all agreements relating to the Intellectual Property, all agreements relating to Trade Liabilities, all agreements between the Company and the Seller or any Affiliate of the Seller, all agreements with brokers of the Business, and all other agreements to which the Company is a party which relate to the Business and which individually involves an annual payment obligation on the part of the Company in excess of $10,000.

"Most Recent Income Statement" has the meaning set forth in (S) 4(g) below.
 ----------------------------

"Most Recent Fiscal Month End" has the meaning set forth in (S) 4(g) below.
 ----------------------------

"Multiemployer Plan" has the meaning set forth in ERISA (S) 3(37).
 ------------------

"Non-Competition Fee" has the meaning set forth in (S)2(b) below.
 -------------------

"Ordinary Course of Business" means the ordinary course of business
 ---------------------------
consistent with past custom and practice (including with respect to quantity and frequency).

"Parties" has the meaning set forth in the preface above.
 -------

"PBGC" means the Pension Benefit Guaranty Corporation.
 ----

"Permitted Liens" means (a) mechanic's, materialmen's, and similar liens
 ---------------
incurred in the Ordinary Course of Business that are not material in nature or amount, (b) liens for Taxes not yet due and payable, (c) other Liens arising in the Ordinary Course of Business that are not material in nature and have not been incurred in connection with the borrowing of money, and (d) the Liens disclosed on (S) 4(e) of the Disclosure Schedule.

"Person" means an individual, a partnership, a corporation, an association, a
 ------
joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Pre-Closing Trade Liabilities" means Trade Liabilities of the Business
 -----------------------------
presented to a customer by the Seller or by the Seller's agents on or before the Closing Date and either (i) accepted by such customer, or otherwise incurred, on or prior to the Closing Date or (ii) accepted by such customer following the Closing Date, in each case with respect to products shipped following the Closing Date.

"Prohibited Transaction" has the meaning set forth in ERISA (S) 406 and Code (S)
 ----------------------
4975.

"Property" means all real property that is now, or has been at any time in the
 --------
past, owned, leased, occupied, and/or operated by the Company, or the respective predecessors or assignees of the Company.

"Purchase Price" has the meaning set forth in (S) 2(b) below.
 --------------

"Remaining Inventory" has the meaning set forth in (S) 2(d) below.
 -------------------

"Remaining Inventory Statement" has the meaning set forth in (S) 2(d) below.
 -----------------------------

"Reportable Event" has the meaning set forth in ERISA (S) 4043.
 ----------------

"Returned Inventory Sharing Percentages" shall mean the percentages calculated
 --------------------------------------
in accordance with the formula embodied in Schedule 1(f) as applied to the Updated Inventory Statement with respect to the relative responsibility of the Buyer and the Seller for costs associated with returns under (S) 6(d)(iv)(D) below.

"Securities Act" means the Securities Act of 1933, as amended.
 --------------

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.
 -----------------------

"Seller" has the meaning set forth in the preface above.
 ------

"Seller's Wire Transfer Instructions" means the wire transfer instructions set
 -----------------------------------
forth on Schedule 2 to this Agreement, as the same may be amended from time to time by the Seller in accordance with the notice provisions of this Agreement.

"Subsidiary" means any corporation, limited liability company, joint venture or
 ----------
partnership with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the power, directly or indirectly, to vote or direct the voting of sufficient securities or other equity interests to elect a majority of the directors.

"Taxes" means all taxes, charges, fees, levies, or other assessments, including,
 -----
without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company.

"Tax Returns" means all returns, declarations, reports, estimates, information
 -----------
return and statements required to be filed or sent in respect of any Taxes (other than any combined, unitary or consolidated income tax returns).

"Third Party Claim" has the meaning set forth in (S) 8(d) below.
 -----------------

"Total Inventory Held for Sampling" has the meaning set forth in (S) 6(m) below.
 ---------------------------------

"Trade Liabilities" means trade liabilities claimed by customers of the Business
 -----------------
for off-invoice deductions, slotting fees, spoils, returns, rebates, incentives, promotional and fixed or off-invoice merchandising allowances, post-award deductions, billbacks, market development funds, and similar trade terms, whether variable or fixed, and whether incurred by the Company or by Seller or any of Seller's Affiliates solely with respect to the Business, or resulting from commitments made by brokers, sales representatives or other agents of the Business.

"Unaffiliated Firm" has the meaning set forth in (S) 2(d) below.
 -----------------

"Updated Inventory Statement" shall mean the update of the Estimated Inventory
 ---------------------------
Statement to be prepared by the Seller as of 11:59 p.m. on the Closing Date and delivered to the Buyer within five days thereafter.

"Value Classics Rate Per Case" has the meaning set forth in (S) 6(d)(i)(C)
 ----------------------------
below.

2.   Purchase and Sale of Company Shares and Inventory.
     -------------------------------------------------

     (a)  Basic Transaction. On and subject to the terms and conditions
          -----------------
     of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Company Shares, all of the Inventory and all of the Business Intellectual Property for the consideration specified below in this (S) 2.

     (b)  Purchase Price. The purchase price (the "Purchase Price") for the
          --------------                           --------------
     Company Shares, the Inventory and the Business Intellectual Property shall be as follows:

          (i) with respect to the Company Shares, Fifty-Five Million Dollars ($55,000,000) (the "Stock Purchase Price"),
                              --------------------

          (ii) with respect to the Inventory, the Seller's Cost of Production, and

          (iii) with respect to the Business Intellectual Property, One Dollar ($1.00).

     Pursuant to (S) 5 of the Co-Pack Agreement, the Buyer shall pay to the Seller a non-competition fee of Ten Million Dollars ($10,000,000) (the "Non-Competition Fee"), payable at the Closing in cash by wire transfer of
     --------------------
     immediately available funds according to the Seller's Wire Transfer Instructions.

     (c)  Manner of Payment of the Purchase Price. Payment shall be made as
          ---------------------------------------
     follows:

          (i) with respect to the Company Shares, at the Closing, the Buyer shall pay to the Seller, by wire transfer of immediately available funds according to the Seller's Wire Transfer Instructions, the Stock Purchase Price; and

          (ii) with respect to the Inventory, within 10 days of the date the Seller issues its invoice for Inventory shipped in accordance with the Buyer's purchase orders received from time to time after the Closing Date, and in accordance with the terms of the Co-Pack Agreement; provided, however, that the Buyer shall pay the Seller for all of the
          -----------------
          Inventory (other than discontinued items, including without limitation the Hearty and Side Dishes products, which were discontinued or planned to be discontinued by the Seller prior to the Closing Date) remaining on hand on the six month anniversary of the Closing Date, in the manner described in (S) 2(d) below.

     (d)  Calculation of Payment for Remaining Inventory.
          ----------------------------------------------

          (i) Attached to this Agreement as Schedule 1(d) is the Estimated Inventory Statement as mutually agreed upon by the Parties which excludes obsolete and excessive finished goods inventory. The Parties agree and acknowledge that the Remaining Inventory and the Remaining Inventory Statement determined or prepared pursuant to this (S) 2(d) shall not include any finished goods inventory other than finished goods inventory set forth on the Estimated Inventory Statement, as adjusted to account for sales of finished goods inventory and the production of finished goods inventory all in the Ordinary Course of Business between the date of the Estimated Inventory Statement and the Closing Date and that relates solely to the Business, to the extent such finished goods inventory complies with (S) 4(g)(ii), is on hand as of the Closing Date and has been produced in the Ordinary Course of Business.

          (ii)  On the six month anniversary of the Closing Date,
          representatives of the Seller and the Buyer shall conduct a physical inventory of the Inventory, identifying the Inventory remaining on hand that complies with the standards set forth in Section 4(g)(ii) below (the "Remaining Inventory").
                      -------------------

          (iii) The Buyer shall prepare a statement setting forth in reasonable detail the calculation of the Cost of Production of the Remaining Inventory (the "Remaining Inventory Statement"), which
                                    -----------------------------
          calculation shall be consistent with the standards set forth in (S) 4(g)(ii) below, and shall deliver such statement to the Seller within 30 days following the date the physical inventory is conducted.

          (iv) Within 30 days after its receipt of the Remaining Inventory Statement, the Seller shall either inform the Buyer in writing that the Remaining Inventory Statement is acceptable or object to the Remaining Inventory Statement in writing, setting forth a specific description of the Seller's objections (it being agreed that the failure of the Seller to deliver such written notice to the Buyer within such 30-day period shall be deemed acceptance by the Seller of the Remaining Inventory Statement).

               (A) If the Seller objects as provided above and if the Buyer does not agree with the Seller's objections (it being agreed that the failure of the

               Buyer to deliver written notice to the Seller of the Buyer's disagreement with the objections within 30 days of the Buyer's receipt of the Seller's objection shall be deemed acceptance by the Buyer), and such objections are not resolved on a mutually agreeable basis within 30 days after the Buyer's receipt of the Seller's objections, any such disagreement shall be promptly submitted to a mutually acceptable, independent, Big 5 national accounting firm other than Arthur Andersen LLP and PricewaterhouseCoopers (the "Unaffiliated Firm").
                                            -----------------

               (B) The Unaffiliated Firm shall resolve, within 30 days after the Unaffiliated Firm's engagement by the parties, the differences regarding the Remaining Inventory Statement in accordance with this Agreement. The Unaffiliated Firm's work shall be limited to resolving the dispute or disputes set forth in the Seller's objection to the Remaining Inventory Statement that have not been resolved by agreement of the Parties.

               (C) Upon resolution of any such dispute, the decision of such Unaffiliated Firm shall be final and binding upon the Seller and the Buyer.

               (D) Each of the Buyer and the Seller shall be responsible for one-half of the Unaffiliated Firm's fees, costs and expenses, and the Buyer and the Seller shall each bear the fees, costs and expenses of their own accountants and representatives.

          (v) Within 10 days following the acceptance of the Remaining Inventory Statement, or the resolution of any dispute relating thereto, the Buyer shall pay to the Seller the Cost of Production of the Remaining Inventory as set forth in the Remaining Inventory Statement.

     (e)  The Closing. The closing of the transactions contemplated by this
          -----------
     Agreement (the "Closing") shall take place at the offices of Dorsey &
                     -------
     Whitney LLP, in Minneapolis, Minnesota, commencing at 10:00 a.m. local time on February 9, 2001 or such other date as the Buyer and the Seller may mutually determine (the "Closing Date"). The Closing shall be deemed
                              ------------
     effective as of 11:59 p.m. Eastern time on the Closing Date.

     (f)  Deliveries at the Closing. At the Closing,
          -------------------------

          (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents reasonably requested by the Buyer,

          (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents reasonably requested by the Seller,

          (iii) the Seller will deliver to the Buyer stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, free and clear of all Liens (except restrictions on transfer under the Securities Act and applicable state securities laws), and

          (iv) the Buyer will deliver to the Seller the Stock Purchase Price and the Non-Competition Fee.

3.   Representations and Warranties Concerning the Transaction.
     ---------------------------------------------------------

     (a)  Representations and Warranties of the Seller.   The Seller represents
          --------------------------------------------
     and warrants to the Buyer that the statements contained in this (S) 3(a) are correct and complete as of the date of this Agreement with respect to the Seller, except as set forth in Annex I attached to this Agreement.

          (i)    Organization of the Seller. The Seller is a corporation duly
                 --------------------------
          organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (ii)   Authorization of Transaction. The Seller has full power and
                 ----------------------------
          authority (including full corporate power and authority) to execute and deliver this Agreement, the Co-Pack Agreement and the other agreements and documents contemplated by this Agreement (collectively, the "Transaction Documents") and to perform its obligations hereunder
               ---------------------
          and thereunder. The Transaction Documents have been duly executed and delivered by the Seller and constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by the Transaction Documents, except filings under the Hart-Scott-Rodino Act.

          (iii)  Noncontravention. Neither the execution and the delivery of the
                 ----------------
          Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, ordinance, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller's assets is subject. The execution and delivery of the Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not result in the creation of any Lien on the Company Shares or the Inventory.

          (iv)   Brokers' Fees. The Seller has no liability or obligation to
                 --------------
          pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

          (v)    Common Stock. The Seller holds of record and owns beneficially
                 ------------
          100% of the Common Stock, free and clear of any Liens (except restrictions on transfer under the Securities laws and applicable state securities laws). The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than pursuant to this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the Company Shares or the voting of any capital stock of the Company.

     (b)  Representations and Warranties of the Buyer. The Buyer represents
          -------------------------------------------
     and warrants to the Seller that the statements contained in this (S) 3(b) are correct and complete as of the date of this Agreement, except as set forth in Annex II attached to this Agreement.

          (i)    Organization of the Buyer. The Buyer is a corporation duly
                 -------------------------
          organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (ii)   Authorization of Transaction. The Buyer has full power and
                 ----------------------------
          authority (including full corporate power and authority) to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The Transaction Documents constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by the Transaction Documents, except as may be required under the Hart-Scott-Rodino Act.

          (iii)  Noncontravention. Neither the execution and the delivery of
                 ----------------
          the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, ordinance, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          (iv)  Brokers' Fees. The Buyer has no liability or obligation to pay
                -------------
          any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

          (v)   Investment. The Buyer is knowledgeable about the industry in
                ----------
          which the Company conducts its businesses, is an Accredited Investor, and is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.   Representations and Warranties Concerning the Company and the Business. The
     ----------------------------------------------------------------------
Seller represents and warrants to the Buyer that the statements contained in this (S) 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date of this Agreement and initialed by the Parties (the "Disclosure Schedule").
                                                          -------------------
The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S) 4.

     (a)  Organization, Qualification, and Corporate Power; Books and Records.
          -------------------------------------------------------------------

          (i) The Company is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation. The Company and the Seller are duly authorized to conduct business, possess all requisite licenses, permits and authorizations necessary to operate the Business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Company and the Seller have full corporate power and authority to carry on the Business and to own and use the property owned and used by it. (S) 4(a) of the Disclosure Schedule lists the directors and officers of the Company.

          (ii) The copies of the certificate of incorporation and bylaws of the Company which have been previously provided to the Buyer reflect all amendments thereto and are correct and complete. The income statements, minute books, stock record books and other records of the Company, all of which have been made available and delivered to the Buyer, and of which Buyer hereby acknowledges receipt, are complete and correct in all material respects. At the Closing, all of such books and records will be in the possession of the Company.

     (b)  Capitalization. The entire authorized capital stock of the Company
          --------------
     consists of 20,000,000 shares of Common Stock, of which 1,000 shares of Common Stock are issued and outstanding, and 5,000,000 shares of Preferred Stock, of which none are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record solely by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

     (c)  Noncontravention. Neither the execution and the delivery of the
          ----------------
     Transaction Documents, nor the consummation of the transactions contemplated by the Transaction Documents, will (i) violate any constitution, statute, regulation, rule, ordinance, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to the Company is subject or any provision of the charter or bylaws of the Company, (ii) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Agreement, or
     (iii) result in the imposition of any material Lien upon any of the assets of the Company. The Company and the Seller have no obligation to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party in order for the Parties to consummate the transactions contemplated by the Transaction Documents, except as may be required under the Hart-Scott-Rodino Act.

     (d)  Brokers' Fees. The Company has no liability or obligation to pay any
          -------------
     fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or the Buyer could become liable or obligated.

     (e)  Title to Assets, Inventory and Business Intellectual Property.  The
          -------------------------------------------------------------
     Company has good and marketable title to the AAG Assets, free and clear of all Liens except Permitted Liens. The Seller has good and marketable title to the Inventory and the Business Intellectual Property, free and clear of all Liens except Permitted Liens.

     (f)  Subsidiaries.  The Company does not have, nor has it had since
          ------------
     December 2, 1994, any Subsidiaries.

     (g)  Financial Statements; Inventories; Liabilities.
          ----------------------------------------------

          (i) Attached to this Agreement as Exhibit A are the following financial statements (collectively, the "Financial Statements"): (A)
                                                   --------------------
          unaudited statements of income for the fiscal years ended April 29, 1998, April 28, 1999, and May 3, 2000, for the Business; and (B) unaudited statement of income (the "Most Recent Income Statement") for
                                              ----------------------------
          the eight (8) months ended December 27, 2000 (the "Most Recent Fiscal
                                                             ------------------
          Month End") for the Business. The Financial Statements, including the
          ---------
          notes thereto, (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby,
          (B) have been prepared in accordance with the books and records of the Business, and (C) present fairly and accurately the financial condition of the Business as of such dates and the results of operations of the Business for such periods; provided, however, the
                                                       --------  -------
          Most Recent Income Statement lacks comparative data and footnotes.

          (ii) The Inventory consists of merchandise produced in accordance with the quality specifications, process sheets, raw materials and packaging specifications included in the Business Intellectual Property, of a quantity usable and saleable in the Ordinary Course of Business at normal profit levels. The Inventory contains no obsolete or discontinued items, and consists solely of items produced in accordance with the standards set forth in the preceding sentence. The quantities of each item of Inventory are not excessive (which for purposes of this Agreement means no more than two times the quantity of such item of Inventory sold during the last full fiscal quarter ending prior to the Closing Date), but are reasonable in the present circumstances of the Company. The Inventory was produced in compliance with the applicable product formulas, quality specifications, process sheets, raw materials and packaging specifications of the Business and good manufacturing practices, otherwise complies with all packaging, labeling, FDA, USDA and other applicable Laws and is not short in weight.

          (iii) The Company has no liabilities of any kind or nature whatsoever (whether accrued, absolute, contingent, unliquidated, due or to become due, known or unknown, and regardless of when asserted).

     (h)  Subsequent Events.  Except for any transactions contemplated by this
          -----------------
     Agreement, since May 3, 2000, the Seller and the Company have operated the Business in the Ordinary Course of Business and there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since May 3, 2000,

          (i) The Company has not (A) changed its authorized stock or issued, sold, bought, redeemed, or issued any rights to subscribe to or warrants to purchase or entered into any agreements, commitments, or obligations to issue, sell, buy, or redeem any shares of its capital stock; (B) declared any dividend or made any distribution or payments to its shareholder; or (C) modified its articles of incorporation or bylaws; or

          (ii) Neither the Company nor the Seller with respect to the Business has (A) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the Ordinary Course of Business; (B) discharged or satisfied any Lien or paid any obligation or liability (absolute or contingent), other than current liabilities of the Seller with respect to the Business incurred in the Ordinary Course of Business; (C) mortgaged, pledged, or subjected to Lien any material asset, tangible or intangible, other than the Permitted Liens; (D) suffered any damage, destruction, or loss, whether or not covered by insurance, which had a Material Adverse Effect; (E) made or suffered any amendment or termination of any Material Agreement; (F) sold, assigned, transferred, or otherwise disposed of any of its material assets or canceled any material debts or claims, other than in the Ordinary Course of Business; (G) revalued any of its assets; or (H) entered into any transactions not in the Ordinary Course of Business.

     (i)  Legal Compliance. The Company and the Seller with respect to the
          ----------------
     Business have complied, in all material respects, with all applicable Laws. Neither the Company nor the Seller with respect to the Business is relying on any exemption or deferral under any such applicable Law that would not be available to the Company or the Buyer after the consummation of the transactions contemplated under the Transaction Documents. The representations and warranties in this provision shall not apply to any matter that is the subject of another representation or warranty in this Agreement. Neither the Company nor the Seller with respect to the Business has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, or any other person in a position to assist or hinder the Business in connection with any actual or proposed transaction.

     (j)  Tax Matters.
          -----------

          (i) The Company and the Seller with respect to the Business, and any affiliated, combined, or unitary group of which the Company or the Seller with regard to the Business is or was a member, have: (i) timely filed (or has had timely filed on its behalf) all Tax Returns and all combined, unitary and consolidated income tax returns; (ii) timely and properly paid (or has had paid on its behalf) all Taxes due and payable in connection with such Tax Returns and such combined, unitary and consolidated income tax returns; and (iii) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof. All Tax Returns filed by or on behalf of the Company and any affiliated combined or unitary group of which the Company or the Seller with respect to the Business is or was a member are correct and complete.

          (ii) (S) 4(j) of the Disclosure Schedule lists all Tax Returns filed with respect to the Company for taxable periods ended on or after April 30, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all such Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or by the Seller with respect to the Business since April 30, 1998.

          (iii) Neither the Company nor the Seller with respect to the Business have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (iv) The Company is not a party to any Tax allocation or tax sharing agreement.

          (v)    There are no unpaid Taxes of the Company.

          (vi) There are no liens for Taxes upon any assets of the Company, except Permitted Liens. The Company (A) is not a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, (B) has not filed any consent under Section 341(f) of the Code, and (C) is not and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (vii) For federal income tax purposes, since December 3, 1994, the Company has not accumulated any earnings and profits.

     (k)  Real Property.  The Company (i) does not own, lease or sublease any
          -------------
     real property, and (ii) has not, since December 2, 1994, owned, leased or subleased any real property.

     (l)  Intellectual Property.
          ---------------------

          (i) (S) 4(l) of the Disclosure Schedule identifies each patent and trademark registration which has been issued to the Company, or to the Seller with respect to the Business, that is included in the Intellectual Property, and identifies each pending patent and trademark application or application for registration which the Company or the Seller with respect to the Business has made with respect to any of the Intellectual Property. The Company and the Seller will deliver to the Buyer on the Closing Date correct and complete written copies of all product formulas, quality specifications, process sheets, raw materials and packaging specifications and customer lists relating to the Business. The Company owns all Intellectual Property used or held for use in connection with the Business as currently being conducted, and the validity of the title thereto has not been questioned in any litigation to which the Company or the Seller is a party, nor, to the Knowledge of the Seller, is any such litigation threatened. Neither the Company nor the Seller is or has at any time during the last three
          (3) years infringed upon the right or claimed right of any Person under or with respect to any Intellectual Property. Neither the Company nor the Seller is obligated or under any liability whatsoever to make any payments, nor is either of them entitled to receive any payments, by way of royalties, fees, or otherwise to any owner of, licensor of, or other claimant to any Intellectual Property used in the conduct of the Business.

          (ii) The Seller has no Knowledge of, nor has the Seller received any notice of, any facts which indicate that the Company does not own all Intellectual Property necessary to the development, manufacture, operation, and sale of all products sold by the Company, including trade secrets, free and clear of any rights, Liens, and claims of others. To the Knowledge of the Seller, the Company is not using any confidential information or trade secrets of any former employer of any of its past or present employees.

          (iii) The Company has taken reasonable security measures to protect the secrecy, confidentiality, and value of its product formulas, quality specifications, process sheets, raw materials and packaging specifications and trade secrets.

     (m)  Contracts. (S) 4(m) of the Disclosure Schedule lists all of the
          ---------
     Material Agreements. The Seller has provided the Buyer correct and complete copies of each Material Agreement (as amended to date), and the Buyer acknowledges receipt thereof. With respect to each such Material Agreement:
     (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief, or other equitable remedies; (B) the Company, or Seller or any of its Affiliates with respect to the Business, as a party to such agreement, is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement and, to the Knowledge of the Seller, no party other than the Company, the Seller or any of Seller's Affiliates with respect to the Business is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

     (n)  Powers of Attorney. There are no outstanding powers of attorney or
          ------------------
     guaranties executed on behalf of the Company.

     (o)  Insurance.  H. J. Heinz Company insures the Company and all of its
          ---------
     other affiliates worldwide through its insurance carrier, Noble Insurance Company, Ltd., a wholly owned subsidiary of H. J. Heinz Company ("Noble"). This insurance program is consistent with programs and coverages in place with companies similar in size and scope. Insurance coverages applicable to the Company include but are not limited to general liability, workers' compensation, products liability, product recall, auto liability, directors, officers and fiduciary liability and all risk property coverages. All such insurance policies applicable to the Company are in full force and effect, are and will be, as of the Closing Date, fully paid up, do not contain any retroactive premium adjustment provision or other clause requiring the Company to make any payments to Noble after the Closing Date and the Company is not in default with respect to any of its obligations under such insurance policies. Except for (i) a $5,000,000 deductible with respect to product recall claims covered under the product recall insurance policy described above and (ii) a $2,500,000 deductible with respect to real property related claims covered under the general liability insurance policy described above, none of the Company's deductibles with respect to such insurance policies exceeds $1,000,000.

     (p)  Litigation. (S) 4(p) of the Disclosure Schedule sets forth each
          ----------
     instance in which the Company or the Seller with respect to the Business
     (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (ii) is a party to any pending, or to the Knowledge of the Seller, threatened, action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency, department, commission, board, bureau, or instrumentality of any federal, state, local, or foreign jurisdiction; or (iii) within the three years prior to the date of this Agreement, has been party to any workers compensation complaint or has received a consumer complaint.

     (q)  Employees. The Company has no employees and has not had any
          ---------
     employees since October 1, 1996. With regard to the former employees of the Company, the Company has never been a party to nor has it been bound by any collective bargaining agreement, except as listed on (S) 4(q) of the Disclosure Schedule, nor has the Company ever experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past six years. There is not pending nor, to the Knowledge of the Seller, threatened any labor dispute, strike, or work stoppage against the Seller which may interfere with the continued operation of the Business. Neither the Company, the Seller nor any representative or employee thereof has committed any material unfair labor practices in connection with the operation of the Business, and there is not pending or, to the Knowledge of the Seller, threatened any charge or complaint against the Company by the National Labor Relations Board or any comparable state agency. There is not pending nor, to the Knowledge of the Seller, threatened investigations, audits, complaints, or proceedings against the Company by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency, arbitration tribunal or instrumentality, whether domestic or foreign, respecting or involving any former employee. The Company has no agreements with any of its directors, officers, former employees, or other parties relating to continuation of employment, severance pay, continuation of health insurance, or other compensation or benefits to be provided by the Company following the Closing.

     (r)  Employee Benefits.
          -----------------

          (i) (S) 4(r) of the Disclosure Schedule lists each Employee Benefit Plan that the Company or the Seller with respect to the Business maintains or has maintained within the last six years, or to which the Company or the Seller with respect to the Business contributes or has contributed to within the last six years.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of (1) ERISA and the regulations thereunder, (2) the Code and the regulations thereunder with respect to each Employee Benefit Plan intended to provide favorable tax treatment under the Code, (3) the Age Discrimination in Employment Act of 1967, as amended, (including the Older Workers Benefit Protection Act) and the regulations thereunder, (4) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder, (5) Title I of the Americans with Disabilities Act, (6) the Uniformed Services Employment and Reemployment Rights Act of 1994, and (7) the Family and Medical Leave Act, and the regulations thereunder. All reports required to be filed with any government agency with respect to each Employee Benefit Plan have been timely filed.

               (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

               (C) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code (S) 401(a).

               (D) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of liabilities thereunder (determined in accordance with current funding assumptions), and there has been no withdrawal of assets from any such plan, other than the routine payment of benefits in the Ordinary Course of Business.

               (E) With respect to each Employee Benefit Plan currently maintained with respect to the Business, if any, the Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the Form 5500 Annual Report for the plan years beginning in 1997, 1998, and 1999, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

               (F) (S) 4(r) of the Disclosure Schedule lists each Employee Benefit Plan to which the Company or Seller with respect to the Business, has ever contributed that is a Multiemployer Plan. The Company is not subject to, and will not be subject to on or after the Closing Date, any withdrawal liability (as defined in ERISA 4201(b)) by reason of any complete or partial withdrawal from a Multiemployer Plan or the transactions contemplated by this Agreement.

               (G) The Company is not bound by any collective bargaining agreement to maintain any Employee Benefit Plan, and the Company has reserved the right to amend or terminate any Employee Benefit Plan it sponsors that is not maintained pursuant to a collective bargaining agreement.

               (H) No Employee Welfare Benefit Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or any applicable state continuation coverage law, and any continuing benefits or coverage provided under COBRA or state law are at the participant's or the beneficiary of the participant's expense. The requirements of Code 4980B and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been satisfied with respect to each Employee Welfare Benefit Plan that is subject to such requirements.

          (ii) With respect to each Employee Benefit Plan that the Company or the Seller with respect to the Business maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

               (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) and, to the Knowledge of the Seller, no Multiemployer Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC has been instituted to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) or, to the Knowledge of the Seller, any Multiemployer Plan.

               (B) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending. Neither the Company, nor, to the Knowledge of the Seller, any plan fiduciary of any such Employee Benefit Plan has engaged in any transaction in violation of ERISA 406(a) or (b) or any "prohibited transaction" as defined in Code 4975(c)(1) for which no statutory exemption exists under ERISA 408 or under Code 4975(c)(2) or 4975(d), or for which no class exemption or individual prohibited transaction exemption provides exemptive relief.

               (C) The Company has not incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

     (s)  Environmental Matters; Permits.
          ------------------------------

          (i) The Company and the Seller with respect to the Business have complied with all Environmental Laws applicable to the ownership of the Property and operation of the Business, and no written action, demand, or notice has been filed or commenced against the Company or the Seller with respect to the Business or is now pending or, to the Knowledge of the Seller, is threatened alleging any such failure to comply.

          (ii) The Company has obtained and maintained in full force and effect, or applied for, all permits, licenses, certificates of compliance, approvals, renewals, and other authorizations necessary to conduct the activities and the Business as currently conducted, and to own or operate the Property (collectively the "Permits"). The Company
                                                         -------
          and the Seller with respect to the Business have conducted their activities and business in compliance, in all material respects, with all terms and conditions of any Permits. The Company and the Seller with respect to the Business have filed all reports and notifications required to be filed under applicable Environmental Laws. The Seller has no reason to believe that Permits applied for the operation of the Seller will not be granted or extended in the Ordinary Course of Business or that any grant or extension would cause the Business to limit future operations in any material respect.

          (iii) Neither the Company nor the Seller with respect to the Business has released any Hazardous Substances and there has been no release of any Hazardous Substance by any other person beneath, above, or into the environment from, onto, into, or surrounding any of the Property, except any of the foregoing permitted by, and made in accordance with, applicable Environmental Laws or the Permits. Neither the Company nor the Seller with respect to the Business has transported or arranged for the transportation for storage, treatment, or disposal or any Hazardous Substances or other materials to any location which is: (A) listed on the EPA's National Priorities List ("NPL") of Hazardous
                                                         ---
          Waste Sites; (B) listed on the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any
                                                       -------
          similar state list; or (C) the subject of any regulatory action.

          (iv) Neither the Company nor the Seller with respect to the Business has filed or received any written notice of and no third party claims or regulatory actions have been asserted or assessed against the Company or the Seller with respect to the Business under any Environmental Law. Neither the Company nor the Seller with respect to the Business has any liability or has handled or disposed of any Hazardous Substances or other materials, arranged for the disposal of any Hazardous Substances or other materials, exposed any employee or other individual to any Hazardous Substances or condition, or owned or operated any Property or facility in any manner that could give rise to any liability for damage to the environment or natural resources or for any illness of or personal injury to any employee or individual, or for any reason under any Environmental Laws.

          (v) No underground storage tanks are present on or under the Property which contain or, to the Knowledge of the Seller, heretofore contained any Hazardous Substances. The Property contains no wells, septic systems, lagoons, ponds, pits, or wetlands.

          (vi) The Property is not subject to any Lien arising from the operation or violation of any Environmental Law.

          (vii) The Seller has delivered to the Buyer, or will use all commercially reasonable efforts to make available to the Buyer at least ten (10) days prior to the Closing, complete copies of any and all Environmental Documents relevant to the Company, the Seller with respect to the Business and the Property, including copies of any and all Phase I and Phase II reports that have been prepared with respect to the Property.

          (viii) No expenditure will be required in order for the Business to comply with Environmental Laws in connection with its operations or continued operations.

     (t)  Certain Business Relationships with the Company. (S) 4(t) of the
          -----------------------------------------------
     Disclosure Schedule lists (i) all of the business arrangements or relationships between the Seller and/or its Affiliates on the one hand and the Company on the other hand within the past 12 months, and (ii) other than the assets used to perform the Seller's obligations under the Co-Pack Agreement, any other asset, tangible or intangible, owned by the Seller and/or its Affiliates that is used in the Business. No officer or director of the Seller or its Affiliates or any family member thereof has any direct or indirect interest (A) in any entity which does business with the Company, (B) in any property, asset, or right which is used by the Company in the conduct of the Business, or (C) in any contractual relationship with the Company.

     (u)  Customers and Suppliers. (S) 4(u) of the Disclosure Schedule lists
          -----------------------
     (i)(A) all customers of the Business of the Business for the fiscal year ended May 3, 2000, and for the eight-month period ended December 27, 2000, and (B) the approximate dollar amount of net sales attributable to such customer for each such period; and (ii)(A) the top suppliers of the Business who in the aggregate account for at least seventy-five percent (75%) of the total amount spent on raw materials and ingredients used in producing products of the Business for the fiscal year ended May 3, 2000 and for the eight-month period ended December 27, 2000, and (B) the type(s) of materials and/or services provided by such supplier and the approximate dollar amount attributable to such supplier for each type of material and/or services for such period. To the Knowledge of the Seller, since May 3, 2000, none of the customers of the Business listed in the Disclosure Schedule who account for seventy-five percent (75%) of total net sales of the Business for either the fiscal year ended May 3, 2000, or for the eight-month period ended December 27, 2000 ("Listed Customer"), has stopped
                                                  ---------------
     or materially decreased the rate of business done with the Company during the 7-day period prior to the Closing Date or has indicated that, following the Closing Date, it will stop or materially decrease the rate of business done with the Company. Since May 3, 2000, no supplier listed in
     (S) 4(u) of the Disclosure Schedule has indicated that it will stop or materially decrease the rate of business done with the Company, or that it intends to materially increase prices or reduce rebates on purchases from the Company.

     (v)  Warranties.  Neither the Company nor the Seller with respect to the
          ----------
     Business has provided any product warranties other than in the ordinary course of business. There are no claims presently outstanding for breach of such warranties, except fully insured product liability claims which individually do not exceed $5,000 and which collectively do not exceed $50,000.

     (w)  Product Liability. The Seller does not have any liability (and there
          -----------------
     is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the consumption, ownership, possession, or use of any product manufactured, sold or delivered by the Company (including the Inventory). Neither the Company nor the Seller with respect to the Business has been party to any products liability litigation within the three years prior to the date of this Agreement.

     (x)  Company Operations. Except for the business of the Company conducted
          ------------------
     in connection with the license agreement between the Company and the Seller dated as of April 29, 1999, the Company has not had any business operations since December 2, 1994. Since December 2, 1994, all of the assets relating to the former business operations of the Company have been sold pursuant to those agreements or other arrangements set forth on (S) 4(x) of the Disclosure Schedule.

     (y)  Bank Accounts. (S) 4(y) of the Disclosure Schedule lists all bank
          -------------
     accounts of the Company, together with the names of all authorized signatories with respect to such bank accounts.

     The Seller makes no other representations or warranties to the Buyer other than those representations and warranties set forth in (S) 3(a) and (S) 4 of this Agreement.

5.   [Intentionally omitted].

6.   Post-Closing Covenants. The Parties agree as follows with respect to the
     ----------------------
period following the Closing.

     (a)  General. In case at any time after the Closing any further action is
          -------
     necessary to implement the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S) 8 below).

     (b)  Litigation Support. In the event and for so long as any Party actively
          ------------------
     is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available their personnel, during normal business hours upon reasonable prior noticeand provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all in such manner that does not disrupt such cooperating Party's business and all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (S) 8 below).

     (c)  Access to Records and Files. After the Closing Date, the Buyer will
          ---------------------------
     retain and preserve for five years or for the applicable statute of limitations with respect to Tax matters, if longer, and, on the Seller's request and cost, make available to the Seller during normal business hours for any proper purpose, any records relating to the Company's business prior to Closing. Additionally, the Buyer will, and will cause the Company to, permit the Seller to make copies and extracts therefrom and will provide originals to the Seller where reasonably required for any lawful purpose. The Buyer will not, and will cause the Company not to, dispose of or destroy such records without first giving the Seller prior notice and a reasonable opportunity, at the Seller's expense, to segregate and remove any of such records as the Seller may select.

     (d)  Administration of Customer Deductions.
          -------------------------------------

          (i)  Pre-Closing Trade Liabilities.  Following the Closing Date
               -----------------------------
          through the delivery of the final Buyer's Reconciliation Statement, with respect to Pre-Closing Trade Liabilities, each Party agrees to reimburse the other Party for Pre-Closing Trade Liabilities as follows:

               (A) Promptly following the Closing, the Buyer shall survey its brokers and sales representatives to identify the Pre-Closing Trade Liabilities.

               (B) Within 30 days of the Closing Date, the Buyer shall deliver to the Seller a statement setting forth (i) all Pre-Closing Trade Liabilities identified by its brokers and sales representatives,
               (ii) all Trade Liabilities which are not set forth on Schedule 1(b) attached hereto and (iii) the latest expiration date for any plan or program giving rise to a Trade Liability (the "Final
                                                                      -----
               Trade Liability Date").
               --------------------

               (C) On a bi-weekly basis with respect to the period commencing on the day following the Closing Date through the Final Trade Liability Date, Buyer shall calculate and submit to Seller a statement (the "Buyer's Reconciliation Statement") evidencing the
                               --------------------------------
               total amount of Pre-Closing Trade Liabilities expended during the immediately preceding two-week
               period (the "Buyer Trade Period") for each of the Hi Tier and
                            ------------------
               Value Classics categories of products divided by the total number of cases of each category of products sold during the Buyer Trade Period (the "Hi Tier Rate Per Case" and "Value Classics Rate Per
                            ---------------------       -----------------------
               Case", respectively).
               ----

               (D) In the event the Hi Tier Rate Per Case and/or the Value Classics Rate Per Case calculated pursuant to the Buyer's Trade Reconciliation Statement is greater than $3.17 and/or $1.63, respectively, the Seller shall reimburse the Buyer for the aggregate dollar amount calculated as the difference between the Hi Tier Rate Per Case and $3.17 and/or the Value Classics Rate Per Case and $1.63 multiplied by the total number of cases of Hi Tier products and Value Classics products, respectively, which were shipped during the Buyer Trade Period. For example, if the Hi Tier Rate Per Case is calculated at $3.27, the Seller would pay to the Buyer the total amount of $.10 (i.e. $3.27 - $3.17) times the total number of cases of Hi Tier products shipped during the Buyer Trade Period.

               (E) In the event the Hi Tier Rate Per Case and/or the Value Classics Rate Per Case calculated pursuant to the Buyer's Trade Reconciliation Statement is less than $3.17 and/or $1.63, respectively, the Buyer shall reimburse the Seller for the aggregate dollar amount calculated as the difference between the Hi Tier Rate Per Case and $3.17 and/or the Value Classics Rate Per Case and $1.63 multiplied by the total number of cases of Hi Tier products and Value Classics products, respectively, which were shipped during the Buyer Trade Period. For example, if the Hi Tier Rate Per Case is calculated at $3.07, the Buyer would pay to the Seller the total amount of $.10 (i.e. $3.17 - $3.07) times the total number of cases of Hi Tier products shipped during the Buyer Trade Period.

               (F) Promptly following the Final Trade Liability Date, the Buyer shall prepare a reconciliation statement of the Pre-Closing Trade Liabilities, setting forth the aggregate amount of the Pre-Closing Trade Liabilities, the aggregate amount of cases of Hi Tier and Value Classics products sold during all Buyer Trade Periods, and the aggregate net payment by one Party to the other Party, as the case may be, pursuant to this (S) 6(d)(i).

          (ii) All Other Trade Liabilities.  Following the Closing Date, each
               ---------------------------
          of the Buyer and the Seller shall prepare and deliver to the other Party statements (to be delivered bi-weekly during the first six months following the Closing, and monthly thereafter) setting forth in reasonable detail a calculation of the Trade Liabilities (other than the Pre-Closing Trade Liabilities described in (S) 6(d)(i) above) offset by such Party's customers and incurred by such Party that relate to the other Party's business operations and, (A) in the case of the Buyer's statements, those Trade Liabilities incurred by the Buyer that relate to the operation of the Business on or before the Closing Date, and (B) in the case of the Seller's statements, those Trade Liabilities incurred by the Seller that relate to the operation of the Business after the Closing Date. Such statements shall set forth separately information regarding spoils (i.e., nonsaleable or damaged products). If it can be clearly identified which Party shipped spoils returned during any particular period, such Party shall be solely responsible for all costs associated with such spoils. For spoils that cannot be clearly identified as having been shipped by any particular Party, the Seller shall bear all costs associated with such spoils through 90 days following the Closing Date. Thereafter, the Buyer shall bear all costs associated with spoils not able to be identified as having been shipped by any particular Party.

          (iii)  Trade Receivables. After the Closing Date, each of the Buyer
                 -----------------
          and the Seller shall prepare and deliver to the other Party weekly statements setting forth in reasonable detail a calculation of the cash remittances for trade receivables of such Party's customers that relate to the other Party's business operations and, (A) in the case of the Buyer's statements, those trade receivables that relate to the operation of the Business on or before the Closing Date, and (B) in the case of the Seller's statements, those trade receivables that relate to the operation of the Business after the Closing Date.

          (iv)   Returns. After the Closing Date, each of the Buyer and the
                 -------
          Seller shall prepare and deliver to the other Party statements every four weeks setting forth in reasonable detail a calculation of returned products (i.e., saleable products discontinued or returned by customers, and not spoils) returned during the immediately preceding four-week period, other than the return of items discontinued by Buyer. With respect to such returned products, (A) the Buyer shall be solely responsible for all costs relating to the return of products bearing product date codes dated after 11:59 p.m. on the Closing Date,
          (B) the Seller shall be solely responsible for all costs relating to a return of any product that bears a product date code dated prior to the date of the earliest product date code included on products in the Inventory having the same SKU number as the returned product, (C) in the event it can be clearly identified that (x) the Seller shipped a returned product on or before the Closing Date, or (y) the Buyer shipped a returned product after the Closing Date, then the Party that shipped the returned product shall be solely responsible for all costs relating to such returned products, and (D) if it cannot be clearly identified which Party shipped any particular returned product, the Seller and the Buyer shall share the cost of such returned product in accordance with their Returned Inventory Sharing Percentages.

          (v)    Procedures. Each Party shall deliver to the other Party
                 ----------
          statements hereunder, and each Party shall be afforded the opportunity to object to the calculations set forth in such statements, using the same procedures set forth in (S) 2(d)(iii)-(v) (unless a different time period is specifically required under this (S) 6(d) for the delivery of statements, in which case such different time period shall apply to the delivery of such statements), and all disputes regarding these calculations shall be settled using the procedures set forth in
          (S) 2(d)(iii)-(v). The Parties shall make payments under this (S) 6(d) by wire transfer of immediately available funds within 10 days of receipt of statements hereunder to an account designated by the other Party.

     (e)  Employee Matters. Seller agrees and acknowledges that neither the
          ----------------
     Buyer nor any of its Affiliates shall be required to hire any employees or assume any Employee Benefit Plans under this Agreement.

     (f)  Use of Brokers. For a two-year period following the Closing Date, the
          --------------
     Seller shall not declare any conflicts regarding the use of any brokers, sales representatives or other agents with respect to Michelina's and Budget Gourmet brands existing as of the Closing Date.

     (g)  Seller's Trademarks. The Seller hereby grants to the Buyer, for a
          -------------------
     period of nine (9) months following the Closing Date, the non-exclusive, nontransferable, limited, royalty-free right and license to use the trade name of the Seller solely in connection with the sale of the Inventory and the production of inventory pursuant to the Co-Pack Agreement following the Closing Date.

     (h)  Sale of Discontinued Products. The Buyer agrees to use its
          -----------------------------
     commercially reasonable efforts for a period of 60 days following the Closing to assist the Seller in selling its inventory of Hearty products.

     (i)  Consumer Affairs. Following the Closing Date, the Seller agrees to
          ----------------
     refer all consumer calls relating to the products of the Business to a toll-free consumer telephone number identified by the Buyer.

     (j)  Release of Indemnification Claims. The Seller shall cause each of the
          ---------------------------------
     officers and directors of the Company listed on (S) 4(a) of the Disclosure Schedule, within 30 days following the Closing Date, to execute separate releases releasing the Company and the Buyer from any and all claims for indemnification under the Certificate of Incorporation or Bylaws of the Company or any agreement, and waiving any and all rights to cause the Company to file a claim under any directors and officers, fiduciary or other insurance policy.

     (k)  Customer Information. Immediately following the Closing, the Seller
          --------------------
     shall (i) use all commercially reasonable efforts to survey its sales and broker representatives to determine whether any Listed Customer will stop or materially decrease the rate of business done with respect to the Business following the Closing Date, and (ii) deliver to the Buyer promptly (and in all events within 3 business days of the Closing Date) a statement setting forth the results of such survey.

     (l)  Audit of Financial Statements. Following the Closing Date, the Seller
          -----------------------------
     agrees to fully cooperate with the Buyer and its agents and take all reasonably requested actions in connection with the conduct of an audit by the Buyer and its agents, if required under applicable law, of the financial statements of the Business, including without limitation providing reasonable access to personnel, books and records of the Seller and its agents upon reasonable request by the Buyer or its agents, and the Buyer shall reimburse the Seller for its reasonable out of pocket expenses incurred in compliance with this (S)6(l).

     (m)  Inventory Review.  Promptly following the Closing Date, (i) quality
          ----------------
     assurance managers for the Buyer and the Seller shall perform control samples with respect to all items set forth on the Updated Inventory Statement for which the age exceeds 170 days (the "Total Inventory Held for
                                                        ------------------------
     Sampling") to verify that such items conform to (S) 4(g)(ii) and shall use
     --------
     commercially reasonable efforts, in good faith, to resolve any differences,
     (ii) the Seller shall place all of the Total Inventory Held for Sampling on hold status until the Parties agree upon its saleability and (iii) the Seller shall dispose of any Total Inventory Held for Sampling that the Parties agree is unsaleable.

     (n)  Database Delivery.  Promptly following the Closing Date, the Seller
          -----------------
     shall deliver to the Buyer the electronic databases included in the Business Intellectual Property in a mutually agreeable manner.

7.   [Intentionally omitted].

8.   Remedies for Breaches of this Agreement.
     ---------------------------------------

     (a)  Survival of Representations, Warranties, and Covenants. All of the
          ------------------------------------------------------
     representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing under this Agreement and shall continue in full force and effect for two (2) years thereafter; provided,
                                                                     ---------
     however, that (i) all of the representations and warranties of the Seller
     -------
     contained in (S) 3(a), (S) 4(b) and (S) 4(d) above shall survive the Closing and shall continue in full force and effect forever thereafter,
     (ii) the representations and warranties of the Seller contained in (S) 4(j) and (S) 4(r) shall survive the Closing and shall continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations, (iii) the representations and warranties of the Seller contained in (S) 4(s) shall survive the Closing and shall continue in full force and effect for four (4) years thereafter, and (iv) if a notice of claim for indemnification is given in accordance with this (S) 8 before the expiration date of the representation or warranty or a specific indemnity obligation under (S) 8(b), the representation or warranty or specific indemnity obligation will survive such expiration date until, but only for the purposes of, the resolution of such claim. All of the covenants made by the Parties under this Agreement shall survive the Closing indefinitely in accordance with their terms.

     (b)  Indemnification Provisions for Benefit of the Buyer. Subject to the
          ---------------------------------------------------
     terms and conditions of this (S) 8, the Seller agrees to indemnify and hold harmless the Buyer and its Affiliates, directors, officers, employees, shareholders, agents, representatives, successors and assigns (collectively, the "Buyer Indemnified Parties") from any against the
                         -------------------------
     entirety of any Adverse Consequences the Buyer Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer Indemnified Parties may suffer after the end of any applicable survival period in connection with such claim) resulting from, arising out of, relating to, in the nature of, or caused by:

          (i) a breach or inaccuracy of any of the Seller's representations or warranties contained in this Agreement, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to (S) 11(g) below within the applicable survival period pursuant to (S) 8(a) above;

          (ii) a breach by the Seller of any of its covenants contained in this Agreement; provided, however, that the Seller's indemnity obligation
                     --------  -------
          under this (S) 8(b)(ii) shall survive the Closing and continue in full force and effect for two years following full satisfaction of Seller's duties under the respective covenant under which a claim for indemnification is made;

          (iii) any Excluded Liability (including, without limitation, any Excluded Trade Liability); provided, however, that the Seller's
                                     --------  -------
          indemnity obligation under this (S) 8(b)(iii) shall survive the Closing and continue in full force and effect for five years thereafter;

          (iv) any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for Taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state or local law) ("1.1502-6 Taxes");
                                                      --------------
          provided, however, that the Seller's indemnity obligation under this
          --------  -------
          (S) 8(b)(iv) shall survive the Closing and continue in full force and effect until 60 days after the expiration of the applicable statute of limitations;

          (v)   any workers compensation claims; or

          (vi) any liability with respect to (A) sewer line corrosion at the facility formerly operated by the Company in Clearfield, Utah and (B) petroleum contamination at the facility formerly operated by the Company in Atlanta, Georgia.

     provided, however, that (y) the Seller shall not have any obligation to
     -----------------
     indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches and inaccuracies described under (S) 8(b)(i) of this Agreement until the Buyer Indemnified Parties have suffered Adverse Consequences by reason of all such breaches and inaccuracies in excess of a $650,000 aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer Indemnified Parties for the amount by which Adverse Consequences by reason of all such breaches and inaccuracies exceeds $650,000), and (z) the Seller's maximum obligation to indemnify the Buyer Indemnified Parties from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches and inaccuracies described under (S) 8(b)(i) of this Agreement shall not exceed $20,000,000; and provided further, that the limitations set forth in
                      -------- -------
     subclauses (y) and (z) of this (S) 8(b) shall not apply to breaches or inaccuracies of the representations and warranties contained in (S) 3(a),
     (S) 4(b), (S) 4(d) and (S) 4(e), Adverse Consequences by reason of any claims brought on the basis of fraud, or to any other indemnity obligations set forth in this (S) 8(b).

     (c)  Indemnification Provisions for Benefit of the Seller.  In the event
          ----------------------------------------------------
     of a breach or inaccuracy of the Buyer's representations or warranties contained in this Agreement or a breach by the Buyer of any of its covenants contained in this Agreement, then the Buyer agrees to indemnify and hold harmless the Seller and its directors, officers, employees, shareholders, agents, representatives, successors and assigns (collectively, the "Seller Indemnified Parties") from and against the
                         --------------------------
     entirety of any Adverse Consequences the Seller Indemnified Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach or inaccuracy.

     (d)  Matters Involving Third Parties.
          -------------------------------

          (i)   If any third party shall notify any Party (the "Indemnified
                                                                -----------
          Party") with respect to any matter (a "Third Party Claim") which may
          -----                                  -----------------
          give rise to a claim for Indemnification against another Party or Parties (the "Indemnifying Party") under this (S) 8, then the
                        ------------------
          Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the
                      -----------------
          Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

          (ii) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the
                 -----------------
          defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that
                                                           -------- -------
          the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

          (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with (S) 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed, or denied unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party, and
          (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed, or denied unreasonably).

          (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with (S) 8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (S) 8.

     (e)  Determination of Adverse Consequences.  All concepts of "materiality,"
          -------------------------------------
     Material Adverse Effect and Material Adverse Change set forth in the representations and warranties set forth in this Agreement shall be excluded in determining Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences, insurance coverage indemnification agreements, and similar arrangements and take into account the time value of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this (S) 8. In furtherance of the foregoing, in calculating any Adverse Consequences, there shall be deducted (i) any insurance recovery in respect thereof less any increase in premiums resulting from such claim for insurance proceeds (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Adverse Consequences (after giving effect to the tax effect, if any, of any receipt of the indemnification payments). All indemnification payments under this (S) 8 shall be deemed adjustments to the Purchase Price. Except for claims based on fraud, the indemnification provisions set forth in this Agreement shall be the Parties' exclusive remedy with respect to the matters set forth herein.

     (f)  Waiver of Environmental and Safety Claims.  The Seller, for itself
          -----------------------------------------
     and its Affiliates, successors and assigns, hereby forever waives, releases, and covenants not to bring any demand, cost recovery action, lawsuit or any other claim they may now or hereafter have or accrue against any Buyer Indemnified Party arising from any (i) Hazardous Substances or adverse environmental conditions on, in, at or under, or emanating from or to the Real Property, first arising on or prior to the Closing Date; (ii) any activities or operations at the Real Property (including, without limitation, any violation of any Environmental Laws) occurring on or prior to the Closing Date; or (iii) any Adverse Consequences subject to indemnification under (S) 8(b)(vi) above.

9.   Cooperation on Tax Matters.
     --------------------------

     (a) The Seller shall cause the Company to (i) prepare and file any Tax Returns, including any combined, unitary and consolidated income tax returns, with respect to the Company which pursuant to applicable law must be filed prior to the Closing Date, and to prepare and file any Tax Returns with respect to periods ending on or before the Closing Date that are required to be filed after the Closing Date, and the Seller shall pay or cause to be paid all Taxes payable in connection therewith; (ii) change any elections or take other discretionary positions with respect to Taxes affecting only the Company only upon prior consultation with and consent of the Buyer; and
     (iv) not amend any previously-filed Tax Return.

     (b) The Buyer shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns for the Company for all periods beginning before the Closing Date and ending after the Closing Date. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall consider such revisions to such Tax Returns as are reasonably requested by the Seller.

     (c) The Buyer, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns filed after the Closing Date and any audit, litigation, or other proceeding with respect to Tax Returns. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Company and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

     (d) The Buyer and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.  [Intentionally omitted].

11.  Miscellaneous.
     -------------

     (a)  Press Releases and Public Announcements.  No Party shall issue any
          ---------------------------------------
     press release or make any public announcement relating to the subject matter of the Transaction Documents without the prior approval of the Buyer and the Seller.

     (b)  No Third Party Beneficiaries.  This Agreement shall not confer any
          ----------------------------
     rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c)  Entire Agreement.  This Agreement (including the documents referred
          ----------------
     to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

     (d)  Succession and Assignment.  This Agreement shall be binding upon and
          -------------------------
     inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party's rights, interests, or obligations under this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may, in its sole discretion, (i) assign
     -----------------
     any or all of its rights and interests under this Agreement to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations under this Agreement).

     (e)  Counterparts.  This Agreement may be executed in one or more
          ------------
     counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f)  Headings.  The section headings contained in this Agreement are
          --------
     inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g)  Notices.  All notices, consents, requests, demands, instructions or
          -------
     other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, (c) sent by reputable overnight delivery service, or (d) sent by telephonic facsimile transmission, and, pending the designation of another address, addressed as follows:

          If to the Seller:   Heinz Frozen Food Company
                              1062 Progress Street
                              Pittsburgh, PA 15212
                              Attention:  Chief Financial Officer
                              Tel: (412) 237-3603
                              Fax: (412) 237-3457

          Copy to:            H. J. Heinz Company
                              600 Grant Street
                              Pittsburgh, PA 15219
                              Attention:  Law Department
                              Senior Vice President, General Counsel
                              Tel: (412) 456-5711
                              Fax: (412) 456-5795

          If to the Buyer:    Luigino's, Inc.
                              100 East Broadway
                              Jackson, OH 45640
                              Attention: Ronald O. Bubar,
                              President and Chief Executive Officer
                              Tel: (740) 286-5505
                              Fax: (740) 286-5219

          Copy to:            Dorsey & Whitney LLP
                              220 South Sixth Street
                              Minneapolis, Minnesota 55402
                              Attention: Michael J. McDonnell
                              Tel: (612) 340-2600
                              Fax: (612) 340-8827

     Any Party may change the address to which notices hereunder are to be sent to such Party by giving written notice of such change of address in the manner herein provided for giving notice. Notices delivered personally shall be deemed to have been given on the date it is so delivered. Notices delivered by registered or certified mail or overnight courier shall be deemed to have been given on the date it is received, and notices sent by facsimile shall be deemed to have been given on the date it was sent (so long as the sender receives confirmation of transmission).

     (h)  Governing Law.  This Agreement shall be governed by and construed in
          -------------
     accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (i)  Amendments and Waivers.  No amendment of any provision of this
          ----------------------
     Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j)  Severability.  Any term or provision of this Agreement that is
          ------------
     invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k)  Expenses.  Each of the Parties and the Company will bear its own
          --------
     costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that each party agrees to pay one half of the Hart-Scott-Rodino filing fee. The Seller agrees that the Company will not bear any of the Seller's costs and expenses (including any of its legal, accounting or other advisory fees and expenses) incurred in connection with this Agreement or any of the transactions contemplated by this Agreement.

     (l)  Construction.  The Parties have participated jointly in the
          ------------
     negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (m)  Incorporation of Exhibits, Annexes and Schedules.  The Exhibits,
          ------------------------------------------------
     Annexes, and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

     (n)  Effectiveness.  This Agreement shall be legally binding only upon
          -------------
     execution and delivery of this Agreement by each of the Buyer and the Seller.

     [The remainder of this page intentionally is left blank; signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the preamble to this Agreement.

BUYER:                                         SELLER:

LUIGINO'S, INC.                                HEINZ FROZEN FOOD COMPANY


By:    /s/ Ronald Bubar                        By:  /s/ Greg Surabian
   ----------------------------------------       ----------------------------

Name:  Ronald Bubar                            Name: Greg Surabian
       ------------------------------------          -------------------------

Title: President and Chief Executive Officer   Title: Vice President
       -------------------------------------          ------------------------


                     SIGNATURE PAGE TO PURCHASE AGREEMENT